Exhibit 3(p)
Certificate of Incorporation
STRATOS NZ HOLDINGS LIMITED
(AK/1102204)
This is to certify that STRATOS NZ HOLDINGS LIMITED was incorporated under the Companies Act 1993 on the 5th day of December 2000.

Neville Harris
Registrar of Companies
5 December 2000